Paxton Energy Announces Intent to Acquire East Thirteen Oil Field

CARSON CITY, Nevada, May 10, 2007; Newswire – Paxton Energy, Inc. (OTC:BB “PXTE”) announced today that it signed a letter of intent to purchase all of the stock of a privately held corporation owning certain producing interests, principally in the East Thirteen Field, located in Frio and Dimmit Counties Texas, for $5.3 million in cash and 500,000 shares of Paxton common stock.

The letter of intent proposes the fundamental terms for the purchase by Paxton of working interests in 18 gross (nine net) producing oil and gas wells and the associated proven undeveloped locations and undrilled acreage. The wells have been producing oil and gas from the Olmos formations at depths of from 3,400 to 4,000 feet since approximately 2003. Paxton has the option to increase the percentage working interests to be acquired in specified wells according to an agreed pricing formula.

The letter of intent provides the basis for a definitive agreement to be negotiated and signed, subject to specified conditions and due-diligence satisfactory to Paxton, on or before July 1, 2007. This transaction is subject to the negotiation and execution of a definitive agreement, Paxton obtaining the required financing facility, the completion of audited financial statements and a third party reserve report respecting the purchased properties, compliance with legal requirements, the satisfaction of representations, warranties and covenants, and other items, all to the satisfaction of Paxton’s board of directors. Paxton expects to close the purchase during the third quarter of 2007.

About Paxton Energy, Inc.

Paxton Energy, Inc. is an energy exploration and development company with minority working interests in the Cooke Ranch area of La Salle County, Texas, all operated by others. Paxton currently produces oil and gas from four gross (0.7 net) wells on its acreage. Paxton has up to 31.75% working interest in the Cooke Ranch 8,884 gross acre lease and up to 75% working interest in the Storey Ranch 2,268 gross acre area located in La Salle County, Texas. For further information, please call 866-972-9866:

Corporate Contact:	Investor Relations Contact:
Richard Brunette	Gordon Friesen
604-821-0488	604-889-1241
gordf@paxtonenergyinc.com	rb@paxtonenergyinc.com

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE DRILLING OR OTHER EXPLORATION OR DEVELOPMENT RESULTS, THE ACTUAL PRESENCE OR RECOVERABILITY OF ESTIMATED RESERVES, THE ABILITY TO ESTABLISH RESERVES EQUAL TO THE POTENTIAL OF EXPLORATION TARGETS, PRODUCTION AMOUNTS OR REVENUES, DRILLING AND EXPLORATION COSTS OR SCHEDULES OR SIMILAR MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.